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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Serologicals Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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David A. Dodd President, Chief Executive Officer and Director

To our shareowners:

        I am pleased to invite you to attend the 2004 Annual Meeting of the Shareowners of Serologicals Corporation. It will be held on Wednesday, May 12, 2004, at 8:00 a.m., local time, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. Please review the accompanying Notice of Annual Meeting and Proxy Statement for information regarding the meeting and the business that will be conducted.

        Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a proxy or voting instructions card following the instructions outlined in the accompanying proxy statement.

        Thank you for your continued support of and interest in Serologicals Corporation.

Sincerely,

David A. Dodd
President and Chief Executive Officer

Corporate Headquarters

5655 Spalding Drive • Norcross, GA 30092 678-728-2000 • 800-842-9099 • Facsimile 678-728-2299 www.serologicals.com

SEROLOGICALS CORPORATION

5655 Spalding Drive
Norcross, Georgia 30092

NOTICE OF 2004 ANNUAL MEETING OF SHAREOWNERS
MAY 12, 2004

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareowners of Serologicals Corporation ("Serologicals") will be held at 8:00 a.m., local time, on May 12, 2004, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard., Norcross, Georgia 30092, for the following purposes:

  1.
  To elect three Class 3 Directors of the Serologicals Board of Directors to hold office until the 2007 Annual Meeting of Shareowners and until the election and qualification of their respective successors; and

  2.
  To transact such other business as may properly come before the meeting.

        Only holders of record of Serologicals' common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 31, 2004, are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such shareowners may vote in person or by proxy.

        ALL SHAREOWNERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE VOTED AT THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Philip A. Theodore Secretary

        This Notice of Annual Meeting and proxy statement and form of proxy are first being distributed to shareowners on or about April 7, 2004.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:    Why am I receiving these materials?

A:    The Board of Directors (the "Board") of Serologicals is providing these proxy materials to you in connection with Serologicals' 2004 Annual Meeting of Shareowners, which will take place on Wednesday, May 12, 2004. As a shareowner, you are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement. The Board is soliciting your proxy to permit Serologicals to vote your shares at the Annual Meeting. The proxy that the Board requests accompanies these proxy materials. You will find instructions in the following questions and answers regarding the procedure for submitting your proxy and voting in person at the Annual Meeting.

Q:    What information is contained in this proxy statement?

A:    The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Serologicals' directors and most highly paid executive officers, and certain other required information.

Q:    How can I obtain a copy of Serologicals' 2003 Annual Report on Form 10-K?

A:    A copy of our 2003 Annual Report on Form 10-K accompanies this proxy statement.

Shareowners may request another free copy of the 2003 Annual Report on Form 10-K from:

  Serologicals Corporation
  Attn: Investor Relations
  5655 Spalding Drive
  Norcross, Georgia 30092

Serologicals will also furnish any exhibit to the 2003 Form 10-K that is specifically requested.

Q:    What items of business will be voted on at the Annual Meeting?

A:    The election of three Class 3 directors to hold office until the Annual Meeting in 2007 is the only item of business on the agenda for the Annual Meeting. We will also consider other business that properly comes before the Annual Meeting.

Q:    How does the Board recommend that I vote?

A:    Our Board recommends that you vote your shares "FOR" each of the nominees to the Board.

Q:    What shares can I vote?

A:    Each share of Common Stock issued and outstanding as of the close of business on March 31, 2004, (the "Record Date"), is entitled to be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareowner of record, including shares purchased through Serologicals' employee stock purchase plan, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date we had approximately 24,914,111 shares of Common Stock issued and outstanding, each of which is entitled to one vote on each item of business to be conducted at the Annual Meeting.

Q:    What is the difference between holding shares as a shareowner of record and as a beneficial owner?

A:    Most Serologicals shareowners hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

  Shareowner of Record

  If your shares are registered directly in your name with Serologicals' transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, to be the shareowner of record, and these proxy materials are being sent directly to you by Serologicals. As the shareowner of record, you have the right to grant your voting proxy directly to Serologicals or to vote in person at the meeting. Serologicals has enclosed or sent a proxy card for you to use.

  Beneficial Owner

  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.

  Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:    How can I attend the Annual Meeting?

A:    You are entitled to attend the Annual Meeting only if you were a Serologicals shareowner or joint shareowner as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a shareowner of record or hold your shares through the Serologicals Employee Stock Purchase Plan, your name will be verified against the list of shareowners of record or plan participants on the Record Date prior to your being admitted to the Annual Meeting. If you are not a shareowner of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 31, 2004, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 8:00 a.m., local time. Check-in will begin at 7:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q:    How can I vote my shares in person at the Annual Meeting?

A:    Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:    Whether you hold shares directly as the shareowner of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareowner of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. Shareowners of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Serologicals shareowners who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:    Can I change my vote?

A:    You can change your vote at any time prior to the vote at the Annual Meeting. If you are the shareowner of record, you can change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy), (2) providing a written notice of revocation to the Serologicals Corporate Secretary prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:    Who can help answer my questions?

A:    If you have any questions about the Annual Meeting or how to vote or revoke your proxy, of if you need additional copies of this proxy statement or the voting materials, you should contact:

  Serologicals Corporation
  Attn: Investor Relations
  5655 Spalding Drive
  Norcross, Georgia 30092
  678-728-2117

Q:    Is my vote confidential?

A.    Proxy instructions, ballots and voting tabulations that identify individual shareowners are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Serologicals or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

Q:    How many shares must be present or represented to conduct business at the Annual Meeting?

A:    The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the shares of Common Stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

Q:    How are votes counted?

A:    In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For any other items of business, you may vote "FOR," "AGAINST" or "ABSTAIN." If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board ("FOR" all of Serologicals' nominees to the Board and in the discretion of the proxy holders on any other matters that properly come before the meeting).

Q:    What is the voting requirement to approve each of the proposals?

A:    In the election of directors, the three persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. Any other proposals will require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions will have no effect on the election of directors but will have the same effect as votes against other matters.

Q:    Is cumulative voting permitted for the election of directors?

A:    No.

Q:    What happens if additional matters are presented at the Annual Meeting?

A:    Other than the item of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders, Harold W. Ingalls and Philip A. Theodore, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:    Who will serve as inspector of elections?

A:    The Corporate Secretary, Philip A. Theodore, will serve as the inspector of elections.

Q:    What should I do if I receive more than one set of voting materials?

A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareowner of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:    How can I obtain a separate set of voting materials?

A:    If you share an address with another shareowner, you may receive only one set of proxy materials (including our 2003 Annual Report on Form 10-K and proxy statement), unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

  Serologicals Corporation
  Attn: Investor Relations
  5655 Spalding Drive
  Norcross, Georgia 30092
  Telephone: 678-728-2117

We will promptly provide you with a separate copy of the materials, free of charge, if you request them. Similarly, if you share an address with another shareowner and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:    The Board is making this solicitation and Serologicals will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareowners.

Q:    Where can I find the voting results of the Annual Meeting?

A:    We will publish final voting results of the Annual Meeting in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2004.

Q:    What is the deadline to propose actions for consideration at next year's Annual Meeting of Shareowners or to nominate individuals to serve as directors?

A:    You may submit proposals, including director nominations, for consideration at future shareowner meetings.

  Shareowner Proposals:    For a shareowner proposal to be considered for inclusion in Serologicals' proxy statement for the 2005 Annual Meeting, the written proposal must be received by the Corporate Secretary of Serologicals at our principal executive offices no later than December 8, 2004. If the date of the 2005 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2004 Annual Meeting, the deadline for inclusion of proposals in Serologicals' proxy statement is instead a reasonable time before Serologicals begins to print and mail its proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareowner proposals in company-sponsored proxy materials. Proposals should be addressed to:

    Corporate Secretary
    Serologicals Corporation
    5655 Spalding Drive
    Norcross, Georgia
    Fax: 678-728-2020

  For a shareowner proposal that is not intended to be included in Serologicals' proxy statement under Rule 14a-8, the shareowner must give a timely written notice of his or her proposal to the Corporate Secretary. To be timely given with respect to the 2005 Annual Meeting, the notice must be delivered to or mailed and received at our principal executive offices

    •
    Not earlier than the close of business on February 11, 2005, and

    •
    Not later than the close of business on March 15, 2005.

  If the date of the 2005 Annual Meeting is not within 30 days before or after the anniversary of the 2004 Annual Meeting, then notice of a shareowner proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day after public announcement of the meeting date. The shareowner who gives the notice must have been a shareowner at the time the notice was given and must be entitled to vote at the meeting during which the business set forth in the proposal will be considered. The notice must set forth as to each matter the shareowner proposes to bring before the meeting the following information:

    •
    A brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting,

    •
    The name and address, as they appear on our stock transfer records, of the shareowner proposing the business,

    •
    The class and number of shares of Common Stock that the shareowner beneficially owns, and

    •
    A description of all arrangements or undertakings between the shareowner and any other person or persons (including their names) in connection with such business and any material interest of the shareowner in such business.

  The shareowner must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") that apply to the proposal.

  Nomination of Director Candidates:    A shareowner may nominate a person or persons for election to the Board of Directors by giving timely written notice of his or her nomination to the Corporate Secretary. To be timely given with respect to the 2005 Annual Meeting, the notice must be delivered to or mailed and received at our principal executive offices

    •
    Not earlier than the close of business on February 11, 2005, and

    •
    Not later than the close of business on March 15, 2005.

  If the date of the 2005 Annual Meeting is not within 30 days before or after the anniversary of the 2004 Annual Meeting, then notice of a shareowner nomination must be received no later than the close of business on the tenth day after public announcement of the meeting date. The shareowner who makes the nomination must have been a shareowner at the time the nomination was made and must be entitled to vote at the meeting during which the nomination will be considered. The notice must set forth the following information:

    •
    As to each person nominated, all information relating to such person that is required to be disclosed in a solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14 under the Exchange Act (including such person's written consent to being named as a nominee and to serve as a director if elected),

    •
    The name and address, as they appear on our stock transfer records, of the shareowner making the nomination,

    •
    The class and number of shares of Common Stock that the shareowner beneficially owns, and

    •
    A description of all arrangements or undertakings between the shareowner and any other person or persons (including their names) in connection with such nomination and any material interest of the shareowner in such nomination.

  The shareowner must also comply with all applicable requirements of the Exchange Act that apply to the nomination.

  Copy of Bylaw Provisions:    You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareowner proposals and nominating director candidates.

Q:    How may I communicate with Serologicals Board or the non-management directors on the Board?

A:    The Board provides a process for shareowners to send communications to the Board or to any one or more of the individual directors on the Board. You may do so by sending a written communication to the Corporate Secretary of Serologicals at our principal executive offices. The Corporate Secretary will forward your communication to the Board or to the director that you specify promptly after receiving it. The Corporate Secretary will forward all such communications received without reviewing or editing them. The Chairman of the Board, or the director to whom your communication is addressed, if other than the Board, will decide whether and how to respond to your communication. Such person may consult with the Corporate Secretary regarding his response.

Q:    Does Serologicals have a policy regarding director attendance at Annual Meetings of Shareowners?

A:    Yes. Serologicals requires that all directors attend each Annual Meeting of Shareowners unless absence is excused by the Chairman for good cause. All directors attended the 2003 Annual Meeting of Shareowners.

PROPOSAL TO ELECT DIRECTORS

        The Board consists of nine members and is divided into three classes. Our Amended and Restated Certificate of Incorporation, as amended, and By-Laws provide that three nominees should be considered for election as Class 3 directors at the Annual Meeting. Each of the three directors elected at the Annual Meeting will serve a full three-year term as a Class 3 director. The Board, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Ralph E. Christoffersen, Ph.D., Desmond H. O'Connell, Jr. and George M. Shaw, M.D., Ph.D. for these directorships. Each of the nominees is now a director of Serologicals.

        Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted FOR the election of the three persons named below as nominees for election as Class 3 directors. The three persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. Proxies may not be voted for a greater number of persons than the number of nominees named. If, for any reason, at the time of the election any of the nominees should be unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee's place, of a substitute nominee recommended by the Board. However, the Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, and each of the nominees has agreed to serve if elected.

        Information regarding the persons nominated for election at the Annual Meeting and the members of the Board whose terms of office will continue following the Annual Meeting is set forth below. Our Board recommends a vote FOR the election to the Board of each of the nominees.

NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2007
(CLASS 3)

Name of Nominee	Age	Has Been a Director of Serologicals Since
Ralph E. Christoffersen, Ph.D.	66	2001
Desmond H. O'Connell, Jr.	68	1998
George M. Shaw, M.D., Ph.D.	50	1993

DIRECTORS WHOSE TERMS OF OFFICE

WILL CONTINUE AFTER THE ANNUAL MEETING

Directors Whose Terms Expire in 2005 (CLASS 1)

Name of Director	Age	Has Been a Director of Serologicals Since
Robert J. Clanin	60	2003
Gerard M. Moufflet	60	2001
Lawrence E. Tilton	68	1996

Directors Whose Terms Expire in 2006 (CLASS 2)

Name of Director	Age	Has Been a Director of Serologicals Since
David A. Dodd	54	2000
Wade Fetzer, III	66	1997
Ronald G. Gelbman	56	2002

        Ralph E. Christoffersen, Ph.D. has served as a director of Serologicals since August 2001. Dr. Christoffersen is currently the chairman of the Research, Development and Regulatory Affairs Committee. He has been a Partner at Morgenthaler Ventures, a private equity firm, since July 2001. Dr. Christoffersen previously served as the Chairman of the Board of Ribozyme Pharmaceuticals Inc., a company involved in developing ribozyme-based therapeutic agents ("RPI"), and as Chief Executive Officer and President of RPI from 1992 until July 2001. Prior to joining RPI, Dr. Christoffersen was Senior Vice President in charge of U.S. research operations at SmithKline Beecham Pharmaceuticals, a pharmaceutical development and manufacturing firm. Prior to his employment at SmithKline Beecham, he served as Vice President of Discovery Research for The Upjohn Company, a pharmaceutical development and manufacturing firm. He serves on the Boards of the Colorado BioScience Association (Chair), Replidyne Corporation, GlobeImmune, Inc., Threshold Pharmaceuticals and Morphotek Inc. His strong academic background includes serving as President of Colorado State University and as Vice Chancellor for Academic Affairs and Professor of Chemistry at the University of Kansas.

        Robert J. Clanin has served as a director of Serologicals since October 2003. He is currently the chairman of the Audit Committee. From 1994 until his retirement on January 1, 2001, Mr. Clanin served as Senior Vice President and Chief Financial Officer of United Parcel Service, Inc., a global package delivery company. Mr. Clanin also serves as a director of CP Ships Limited, John Harland Company and Caraustar Industries, Inc. and as Chairman of the Board of Directors of Overseas Partners Ltd.

        David A. Dodd has served as President, Chief Executive Officer and a director of Serologicals since June 2000. From August 1995 to June 2000, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc., a U.S. subsidiary of an international chemical and pharmaceutical group, and as a member of the Management Board for the Pharmaceutical Sector of Solvay S.A. In addition, Mr. Dodd served as Chairman of the Board of Unimed Pharmaceuticals, Inc., a subsidiary of Solvay, from July 1999 to June 2000. Prior to joining Solvay, Mr. Dodd served in a number of management and executive positions for major life science corporations, including American Home Products Corporation, Bristol-Myers Squibb Company and Abbott Laboratories. Mr. Dodd currently also serves on the board of directors of three non-profit organizations, the American Foundation for Suicide Prevention, the Georgia Biomedical Partnership (Chair) and the Metropolitan Atlanta Chamber of Commerce.

        Wade Fetzer, III has been a director of Serologicals since December 1997 and is currently a member of the Audit Committee and the Chairman of the Corporate Governance and Nominating Committee. Mr. Fetzer joined the Goldman Sachs Group, a global investment banking, securities and investment management firm, in 1971 where he served as a General Partner from 1986 to 1994, as a Limited Partner from 1994 to 1999 and currently as a Retired Partner. Mr. Fetzer serves as Chairman Emeritus for the University of Wisconsin Foundation, on the Kellogg Alumni Advisory Board and on the Board of Directors of Potash Corporation.

        Ronald G. Gelbman has been a director of Serologicals since November 2002 and is a member of the Compensation and Personnel Committee and the Research, Development and Regulatory Affairs Committee. Mr. Gelbman retired in 2000 from Johnson & Johnson, a healthcare-products manufacturing firm, where he was a member of the Executive Committee, serving as Worldwide Chairman, Health Systems and Diagnostics. Prior to that, he was Worldwide Chairman, Pharmaceuticals and Diagnostics. Mr. Gelbman began his professional career at Johnson & Johnson in 1972, serving in a variety of positions both domestically and internationally throughout his 28 year tenure. Mr. Gelbman currently serves on the Board of Directors of Haemonetics Corporation. Mr. Gelbman also serves on the Board of Trustees of Rollins College, Ringling School of Art & Design, the Sarasota, Florida YMCA and The Out-of-Door Academy.

        Gerard M. Moufflet has been a director of Serologicals since April 2001 and is a member of the Audit Committee and the Compensation and Personnel Committee. Mr. Moufflet has been the Chief Executive Officer and Founder of Acceleration International, a private equity investment firm focused on healthcare, since January 2002. Mr. Moufflet was a Managing Director for Advent International, a private equity investment firm, from 1989 to December 2001. From 1972 to 1989, Mr. Moufflet served in various capacities for Baxter International, a provider of healthcare products and services, most recently as Corporate Vice President responsible for various European operations. Mr. Moufflet serves as a director of Curative Health Services Inc., American Dental Partners, Harvard Dental School and several private companies.

        Desmond H. O'Connell, Jr. has been a director of Serologicals since July 1998 and has served as Chairman of the Board of Directors since May 2000. Mr. O'Connell is also a member of the Corporate Governance and Nominating Committee. From September 1999 until June 2000, Mr. O'Connell served as interim President and Chief Executive Officer of Serologicals. Since 1990, Mr. O'Connell has been an independent management consultant. Mr. O'Connell was with the BOC Group, PLC, an industrial gas and healthcare company, in senior management positions from 1980 to 1990 and was a member of the Board of Directors of BOC Group, PLC from 1983 to 1990. From April 1990 until September 1990, Mr. O'Connell was President and Chief Executive Officer of BOC Healthcare. From 1986 to April 1990, he was Group Managing Director of BOC Group, PLC. Prior to joining BOC, Mr. O'Connell held various positions at Baxter Laboratories, Inc., a healthcare manufacturing firm, including Chief Executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development. Mr. O'Connell is currently a member of the Board of Directors of Abiomed, Inc., a publicly traded manufacturer and marketer of cardiac assist devices.

        George M. Shaw, M.D., Ph.D. has been a director of Serologicals and a member of its Scientific Advisory Board since August 1993. Dr. Shaw is currently a member of the Research, Development and Regulatory Affairs Committee. Dr. Shaw is an Investigator with the Howard Hughes Medical Institute, a not-for-profit medical research organization, and Professor, Division of Hematology/Oncology (Department of Internal Medicine) at the University of Alabama at Birmingham, where he has served on the faculty since 1985. Dr. Shaw has served as the Senior Scientist at the Center for AIDS Research and as Senior Scientist at the Comprehensive Cancer Center at the University of Alabama at Birmingham since July 1988. Dr. Shaw serves as an External Advisory Committee Member of the Aaron Diamond AIDS Research Center.

        Lawrence E. Tilton has been a director of Serologicals since July 1996. Mr. Tilton is currently chairman of Serologicals' Compensation and Personnel Committee, and a member of the Corporate Governance and Nominating Committee. Mr. Tilton retired from American Cyanamid Company, a diversified chemical and pharmaceutical company, in December 1994. From 1960 until 1994, Mr. Tilton served in various capacities within American Cyanamid, including as President of the Lederle Laboratories Division from December 1993 until his retirement and President, Lederle Consumer Health from December 1990 to December 1993.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

        The Board has determined that eight of the nine current directors of Serologicals, including the three directors nominated for election at the 2004 Annual Meeting, have no material relationship with Serologicals (either directly or as a partner, shareholder or officer of an organization that has a relationship with Serologicals) and are independent within the meaning of the director independence standards of the Nasdaq Stock Market, Inc., as currently in effect. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Serologicals (either directly or as a partner, shareholder or officer of an organization that has a relationship with Serologicals) and is independent within the meaning of the Nasdaq independence standards. Mr. David A. Dodd, who serves as the President and Chief Executive Officer of Serologicals, is not independent within the meaning of the Nasdaq standards.

Meetings of the Board; Committees

        During the fiscal year ended December 28, 2003, the Board held eleven meetings. Each of the directors attended 75% or more of the aggregate number of meetings held in fiscal 2003 of the Board and committees on which he served while he was a director. The Board of Directors currently has the following standing committees: the Compensation and Personnel Committee, the Audit Committee, the Corporate Governance and Nominating Committee, and the Research, Development and Regulatory Affairs Committee.

Compensation and Personnel Committee

        The Compensation and Personnel Committee is responsible for approving (or, at the election of the Compensation and Personnel Committee, recommending to the Board) compensation arrangements for officers and directors of Serologicals, succession planning, reviewing benefit plans and administering Serologicals' various stock option and other equity-related plans. The Committee operates pursuant to a written charter, which is posted on our website at www.serologicals.com/corporategovernance. The Compensation and Personnel Committee is comprised of Mr. Tilton, who serves as Chairman, Mr. Gelbman and Mr. Moufflet. Each member of the Compensation and Personnel Committee is independent within the meaning of the director independence standards of the Nasdaq Stock Market, Inc., as currently in effect. This Committee held four meetings during fiscal 2003.

Audit Committee

        The Audit Committee is responsible for providing oversight of Serologicals' activities relating to financial matters, to ensure that they are conducted in a legal and ethical manner. This Committee oversees Serologicals' financial reporting, control and internal and external audit functions, and is responsible for appointing our independent auditors, evaluating the independent auditors, consulting with management and the independent auditors as to the systems of internal accounting controls and reviewing any non-audit services performed by the independent auditors. In addition, the Committee reviews with management and the independent auditors proposed interim financial statements. The Audit Committee operates pursuant to a written charter, which is posted on our website at www.serologicals.com/corporategovernance. The Committee is comprised of Mr. Fetzer, Mr. Moufflet and Mr. Clanin, who serves as Chairman. Each member of the Audit Committee is independent within the meaning of the director independence standards of the Nasdaq Stock Market, Inc., as currently in effect, and Section 10A of the Exchange Act. Mr. Clanin, who serves as Chairman of the Audit Committee, is an "audit committee financial expert" as defined in the SEC's rules. This Committee held ten meetings during fiscal 2003.

Research, Development and Regulatory Affairs Committee

        The Research, Development and Regulatory Affairs Committee is responsible for overseeing Serologicals' compliance with respect to non-financial regulatory matters and for oversight of our research and development activities and the strategies and tactics for research and development, including synchronizing these strategies and tactics with the necessary human, facility and other material resources. The Research, Development and Regulatory Affairs Committee is comprised of Dr. Christoffersen, who serves as Chairman, Dr. Shaw and Mr. Gelbman. During fiscal 2003, the Board combined the former Regulatory Compliance Committee and the Research and Development Committee. During fiscal 2003, the former Regulatory Compliance Committee met twice and the Research and Development Committee held four meetings.

Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee reviews with the Board on an annual basis the appropriate skills and characteristics required on the Board in the context of the strategic direction of the Company; manages the process whereby the full Board annually assesses its performance; manages the process whereby the current Board members are evaluated by the Board at the time they are considered for re-nomination; recommends for Board approval a definition of what constitutes an independent director; investigates any potential conflict of interest by a director as assigned to it by the Board; recommends to the Board the existing Board members to be re-nominated; manages the process whereby new directors are solicited, interviewed, nominated and orientated to Serologicals; recommends Committee assignments; and reviews annual Board guidelines and Committee charters. The Charter of the Corporate Governance and Nominating Committee is posted on our website at http://www.serologicals.com/corporategovernance. The Corporate Governance and Nominating Committee is currently comprised of Mr. Fetzer, who serves as Chairman, Mr. Tilton, and Mr. O'Connell, each of whom is independent within the meaning of the director independence standards of the Nasdaq Stock Market, Inc., as currently in effect. This Committee held several informal meetings during fiscal 2003.

Consideration of Director Nominees

Shareowner Nominees

        The policy of the Corporate Governance and Nominating Committee is to consider nominations for directors from shareowners that meet the criteria for nominees described below under the caption "Director Qualifications." A shareowner wishing to nominate an individual for election to the Board should send the nomination, together with a statement of the individual's experience and qualifications and a signed consent of the individual to serve if nominated and elected, to our Corporate Secretary at our principal executive office.

        In addition, our By-Laws permit shareowners to nominate directors for consideration at an annual meeting of our shareowners. A description of the process for nominating directors in accordance with the By-Laws is set forth under the caption "Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year's Annual Meeting of Shareowners or to nominate individuals to serve as directors?" on page 5.

Director Qualifications

        The Corporate Governance and Nominating Committee has adopted a profile for candidates for nomination to the Board. The Committee believes that all candidates should possess the following qualities:

  •
  Integrity—honesty accompanied by high ethical standards;

  •
  Accountability—the willingness to act on and be accountable for decisions;

  •
  Informed Judgment—the ability to obtain relevant information and to process that information in a way that reflects good judgment;

  •
  Mature Confidence—the maturity to value the Board's performance over the candidate's own performance while asking tough questions and asserting one's own ideas;

  •
  Respect for Others—the willingness to listen to others; and

  •
  High Performance Standards—a history of achievement that reflects high standards not only for himself or herself but also for those with whom they work.

        In addition to the qualities expected of all candidates, the Committee believes that each candidate for nomination to the Board should possess one or more of the following specific competencies:

  •
  Expertise in Accounting and Finance;

  •
  Operating Business Judgment;

  •
  Understanding of Management Best Practices in the Industry;

  •
  Relevant Industry Knowledge;

  •
  Understanding of Management Best Practices in General;

  •
  Experience in Crisis Management;

  •
  Leadership on other Boards or in other Management Teams; and

  •
  Strategic Thinking Ability.

Identifying and Evaluating Nominees for Directors

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for election to our Board. Candidates may come to the attention of the Committee through other members of our Board, professional search firms, shareowners and others. Candidates are evaluated first by the chairman of the Committee and then by the Chairman of the Board and our President and Chief Executive Officer. Candidates that such persons believe to be worthy of further consideration are then interviewed by the other members of the Board. Candidates identified by shareowners will be evaluated in a similar manner.

Compensation and Personnel Committee Interlocks and Insider Participation

        None of the members of the Compensation and Personnel Committee is a former or current officer or employee of Serologicals or any of its subsidiaries. None of Serologicals' executive officers currently serves on the compensation committee or board of directors of any other company of which any member of Serologicals' Compensation and Personnel Committee is an executive officer.

Compensation of Directors

        Employee directors are not compensated for their Board service. During fiscal 2003, non-employee directors were paid an annual retainer of $20,000 ($40,000 for the non-executive Chairman of the Board of Directors) for serving as a Board member, an annual retainer of $5,000 for serving as a committee chairman and $2,000 for serving as a committee member. Directors were also paid $1,500 for each in-person Board or committee meeting attended and $500 for each telephonic Board or committee meeting attended. No additional compensation was payable to a director for a Committee meeting held on the same day as a Board meeting. Non-employee directors were also reimbursed for out-of-pocket expenses in connection with attendance at such meetings.

        The Board of Directors amended the compensation policy for non-employee directors, effective as of the 2004 Annual Meeting. Pursuant to the amended compensation policy, the non-executive Chairman of the Board of Directors will be paid an annual retainer of $40,000 and each other non-employee member of the Board will receive an annual retainer of $25,000. The Chairman of the Audit Committee and the Chairman of the Compensation and Personnel Committee will receive additional annual retainers of $10,000 for their service in such capacities. Other Committee chairmen will receive an annual retainer of $5,000. Non-employee members of the Board who serve as committee members, other than the chairmen of the committees, will receive an additional annual retainer of $2,000.

        Non-employee members of the Board will receive $1,500 for each meeting of the Board attended in person and $1,500 for each committee meeting attended in person. Such members of the Board will be paid for all formal in-person committee meetings and formal in-person meetings of the Board regardless of whether the meetings are held on the same day. The total fees for any one calendar day may not exceed $3,000. Board members are not separately compensated for participating in telephonic meetings. Non-employee directors will also be reimbursed for out-of-pocket expenses in connection with attendance at such meetings. A director who is an officer or employee of Serologicals will receive no compensation for his or her service on the Board or any committee of the Board.

        Each non-employee director of Serologicals may elect to receive his Board compensation either in cash, shares of Common Stock (at 85% of fair market value) or partly in cash and partly in shares of Common Stock. If a director elects to receive any fees in shares of Common Stock, the number of shares issuable will generally be based on 85% of the daily average of the high and low sales prices of the Common Stock, in the case of the Annual Meeting, over the ten trading days preceding the Annual Meeting date, and in the case of per meeting fees, over the ten trading days preceding the date of each such meeting. An election may be made or changed at any time. Once made, the election or change in election shall apply to all annual retainer and per meeting fees which become payable to the director during the calendar year following the election. In addition, an eligible director may defer the receipt of the Common Stock until (1) a date so designated by the director or (2) the date the director ceases to serve as a director due to death, disability, expiration of term or resignation.

        Each non-employee director also receives an annual grant of options to purchase shares of Common Stock. The non-executive Chairman of the Board receives an option to purchase 15,000 shares. Each other director receives an option to purchase 10,000 shares. The annual grants are made on May 15th each year. The options have a term of six years and vest over the first twelve months after grant at the rate of 25% per quarter. The exercise price of options granted to non-employee directors is the fair market value of the shares covered by the grant on the date of the grant.

Code of Ethics

        Serologicals has adopted a code of ethics applicable to its chief executive officer, chief financial officer, chief accounting officer and controller and other senior financial managers. The code of ethics is publicly available as Exhibit 14 to Serologicals' Annual Report on Form 10-K for fiscal 2003. It is also posted on our website at http://www.serologicals.com/corporategovernance.

Non-Executive Sessions

        The Board conducts a session in which Mr. Dodd, the sole management director, does not participate at the beginning of each meeting of the Board. Mr. O'Connell, the non-executive Chairman of the Board, establishes the agenda for these sessions.

SECURITY OWNERSHIP OF CERTAIN SHAREOWNERS AND MANAGEMENT

        The following table provides information as of March 12, 2004 regarding the beneficial ownership of Common Stock by (1) each person who is known to Serologicals to be the beneficial owner of more than five percent of the Common Stock, (2) each director and nominee, (3) each of the Named Executive Officers (as defined on page 17), and (4) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Common Stock (2)
FMR Corporation and affiliated companies (3)	2,557,143	10.3
EARNEST Partners, LLC (4)	2,116,127	8.5
Fleet Boston Financial Corporation (5)	1,272,800	5.1
Deerfield Capital, L.P. and affiliated companies (6)	1,250,000	5.0
David A. Dodd (7)	383,683	1.5
Desmond H. O'Connell, Jr. (8)	222,518	*
Wade Fetzer III (9)	142,774	*
Lawrence E. Tilton (10)	113,144	*
George M. Shaw, M.D., Ph.D. (11)	74,500	*
Gerard M. Moufflet (12)	48,859	*
Jeffrey D. Linton (13)	48,262	*
Harold W. Ingalls (14)	31,198	*
Ralph E. Christoffersen, Ph.D. (15)	30,019	*
Sue Sutton-Jones (16)	22,319	*
David L. Bellitt (17)	13,850	*
Ronald G. Gelbman (18)	12,185	*
Robert J. Clanin (19)	5,398	*
All current executive officers and directors as a group (consisting of 17 individuals) (20)	1,256,034	4.8

*
Less than 1%

1.
This table identifies persons having voting and investment power with respect to the shares, or shares underlying options that are exercisable within 60 days of March 12, 2004, set forth opposite their names as of March 12, 2004, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to Serologicals by each of them. Unless otherwise stated, the address of each person identified in this table is c/o Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092.

2.
Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of Common Stock outstanding as March 12, 2004. The number of shares of Common Stock outstanding on March 12, 2004 was 24,850,399. For purposes of calculating each person's beneficial ownership, any shares subject to options exercisable within 60 days of March 12, 2004 are deemed to be beneficially owned by, and only outstanding with respect to, such person.

3.
Based on a Schedule 13G dated January 12, 2004 filed with the SEC as of December 31, 2003, FMR Corporation was the beneficial owner of 2,557,143 shares of Common Stock, with sole power to vote or direct the vote of 642,000 shares of Common Stock and sole power to dispose or to direct the disposition of 2,557,143 shares of Common Stock. The business address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109.

4.
Based on a Schedule 13G dated February 11, 2004 filed with the SEC as of December 31, 2003, EARNEST Partners, LLC was the beneficial owner of 2,116,127 shares of Common Stock, with sole voting power over 1,622,850 shares of Common Stock, shared voting power of 335,077 shares of Common Stock and sole disposition power over 2,116,127 shares of Common Stock. The business address of EARNEST Partners, LLC is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309.

5.
Based on a Schedule 13G dated February 13, 2004 filed with the SEC as of December 31, 2003, FleetBoston Financial Corporation was the beneficial owner of 1,272,800 shares of Common Stock, with sole voting power over 1,107,043 shares of Common Stock and sole disposition power over 1,249,600 shares of Common Stock. The business address of FleetBoston Financial Corporation is 100 Federal Street, Boston, Massachusetts 02110.

6.
Based on a joint Schedule 13G dated February 4, 2004 filed with the SEC as of December 31, 2003, Deerfield Capital, L.P. and Deerfield Partners, L.P. were beneficial owners with shared voting and dispositive power over 637,499 shares of Common Stock; Deerfield Management Company, L.P. and Deerfield International Limited were beneficial owners with shared voting and dispositive power over 612,501 shares of Common Stock; and Arnold H. Snider was beneficial owner with shared voting and dispositive power over 1,250,000 shares of Common Stock. The business address of Arnold H. Sinder, Deerfield Capital, L.P., Deerfield Partners, L.P. and Deerfield Management Company, L.P., is 780 Third Avenue, 37th Floor, New York, NY 10017. The business address of Deerfield International Limited is c/o Hemisphere Management (B.V.I.) Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands.

7.
Includes (i) 337,500 shares of Common Stock that Mr. Dodd has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004; (ii) Deferred Stock Units representing 12,863 shares of Common Stock distributable to Mr. Dodd, if his employment with Serologicals is terminated; and (iii) 5,672 deferred stock units which vest 33 1/3% on each anniversary date of the grant, at which time Mr. Dodd becomes entitled to receive a like number of shares of Common Stock.

8.
Includes (i) 161,716 shares of Common Stock that Mr. O'Connell has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004 and (ii) Deferred Stock Units representing 12,802 shares of Common Stock distributable to Mr. O'Connell on his last day of service as a director of Serologicals.

9.
Includes 93,774 shares of Common Stock that Mr. Fetzer has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004.

10.
Includes (i) 92,993 shares of Common Stock that Mr. Tilton has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004 and (ii) Deferred Stock Units representing 8,151 shares of Common Stock distributable to Mr. Tilton on his last day of service as a director of Serologicals.

11.
Includes 64,500 shares of Common Stock that Dr. Shaw has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004.

12.
Includes 28,459 shares of Common Stock that Mr. Moufflet has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004.

13.
Includes (i) 41,250 shares of Common Stock that Mr. Linton has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004; (ii) Deferred Stock Units representing 3,242 shares of Common Stock distributable to Mr. Linton, if his employment with Serologicals is terminated; and (iii) 1,791 deferred stock units which vest 33 1/3% on each anniversary date of the grant, at which time Mr. Linton becomes entitled to receive a like number of shares of Common Stock.

14.
Includes (i) 17,500 shares of Common Stock that Mr. Ingalls has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004; (ii) Deferred Stock Units representing 3,698 shares of Common Stock distributable to Mr. Ingalls, if his employment with Serologicals is terminated; and (iii) 1,136 deferred stock units which vest 33 1/3% on each anniversary date of the grant, at which time Mr. Ingalls becomes entitled to receive a like number of shares of Common Stock.

15.
Includes (i) 25,418 shares of Common Stock that Dr. Christoffersen has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004 and (ii) Deferred Stock Units representing 4,601 shares of Common Stock distributable to Dr. Christoffersen on his last day of service as a director of Serologicals.

16.
Includes (i) 15,000 shares of Common Stock that Ms. Sutton-Jones has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004, and (ii) Deferred Stock Units representing 6,464 shares of Common Stock distributable to Ms. Sutton-Jones, if her employment with Serologicals is terminated.

17.
Includes 12,000 shares of Common Stock that Mr. Bellitt has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004.

18.
Represents shares of Common Stock that Mr. Gelbman has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004.

19.
Includes 4,068 shares of Common Stock that Mr. Clanin has the right to acquire pursuant to options exercisable within 60 days of March 12, 2004 and (ii) Deferred Stock Units representing 1,330 shares of Common Stock distributable to Mr. Clanin on his last day of service as a director of Serologicals.

20.
Includes (i) 987,701 shares of Common Stock that members of the group have the right to acquire pursuant to options exercisable within 60 days of March 12, 2004; (ii) Deferred Stock Units representing 58,304 shares of Common Stock distributable to certain members of the group if their employment with Serologicals is terminated; and (iii) 10,021 deferred stock units which vest 33 1/3% on each anniversary date of the grant.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth for the fiscal years ended December 28, 2003, December 29, 2002 and December 30, 2001, the compensation for services in all capacities to Serologicals of the individuals serving or having served as Chief Executive Officer and the other four most highly compensated executive officers of Serologicals during the fiscal year ended December 28, 2003 (collectively, the "Named Executive Officers"):

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock (1)	Securities Underlying Options (3)	All Other Compensation (4)
David A. Dodd President and Chief Executive Officer	2003 2002 2001	$384,461 370,330 346,684	$87,300 30,000 145,000	$14,655 17,700 30,847	$9,700 90,000 150,000	45,000 — —	$12,499 27,145 9,805
Harold W. Ingalls Vice President, Finance and Chief Financial Officer	2003 2002 2001	269,769 258,894 48,077	43,680 31,238 —	1,638 827 4,313	25,920 5,513 28,750	24,000 — 35,000	11,221 11,600 80
Jeffrey D. Linton President Chemicon International, Inc., a division of Serologicals Corporation	2003 2002 2001	227,650 194,335 180,000	81,938 20,129 101,892	647 1,007 4,496	4,313 36,710 30,000	17,500 20,000 —	106,654 14,354 3,631
David L. Bellitt(5) Vice President, Global Commercial Operations	2003	240,384	50,000	—	—	48,000	87,327
Sue Sutton-Jones Vice President, Global Quality Technology and Regulatory Systems	2003 2002 2001	216,542 209,078 189,277	43,890 — 79,803	— 4,410 3,990	— 29,400 26,601	17,500 20,000 40,000	9,014 13,370 113,584

(1)
Annual incentive compensation consisted of cash payments reported in the Bonus column and Deferred Stock Units reported in the Restricted Stock column earned in the year stated. The amount reported in the Restricted Stock column for each officer is the value of Deferred Stock Units awarded by the Compensation and Personnel Committee under Serologicals' Stock Incentive Plan in lieu of the cash bonus amounts deferred. The amount represents the award of a number of Deferred Stock Units equal to the value of the award divided by the fair market value of Common Stock on the date of the award. The Deferred Stock Units represent Common Stock awarded at 85% of the fair market value of the Common Stock on the date of the award. The difference between the fair market value represented by the Deferred Stock Units awarded and the bonus earned but deferred is included in the column entitled "Other Annual Compensation." The Deferred Stock Units are immediately vested and, unless further deferred at the executive's election, are distributable at the rate of 33 1/3% per year over three years, or upon termination of employment, if earlier. The remaining amount reported in the Restricted Stock column for each officer is the value of Deferred Stock Units awarded by the Compensation and Personnel Committee under Serologicals' Stock Incentive Plan. The amount represents the award of a number of Deferred Stock Units equal to the value of the award divided by the fair market value of Common Stock on the date of the award. The Deferred Stock Units represent one share of Common Stock. The Deferred Stock Units vest at the rate of 33 1/3% per year over three years.

The following table reflects the amounts reported in the Restricted Stock column for the fiscal year ended December 28, 2003:

Name	Bonus Deferred	Deferred Stock Unit Awards
David A. Dodd	$9,700	$—
Harold W. Ingalls	10,290	15,000
Jeffrey D. Linton	4,313	—
David L. Bellitt	—	—
Sue Sutton-Jones	—	—
(2)
Includes the following:

Name	Automobile Allowance	Difference between fair market value of Common Stock represented by Deferred Stock Units awarded and the bonus earned but deferred as noted in Footnote 1
David A. Dodd	$13,200	$1,455
Harold W. Ingalls	—	1,638
Jeffrey D. Linton	—	647
David L. Bellitt	—	—
Sue Sutton-Jones	—	—
(3)
Represents options to purchase shares of Serologicals' Common Stock.

(4)
Includes compensation in the following amounts:

Name	Matching contributions to Serologicals' 401(k) plan	Relocation expenses	Premiums paid for term life insurance
David A. Dodd	$11,809	$—	$690
Harold W. Ingalls	9,931	—	1,290
Jeffrey D. Linton	9,825	96,552	277
David L. Bellitt	—	86,533	794
Sue Sutton-Jones	8,324	—	690
(5)
Mr. Bellitt became Vice President, Global Commercial Operations, in January 2003 and was not an employee of Serologicals prior to that time.

Option Grants in Last Fiscal Year

        The following table sets forth summary information regarding stock options granted during fiscal 2003 to each of the Named Executive Officers.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (1)
		% of Total Options Granted To Employees in Fiscal Year
Name			Exercise Price Per Share	Expiration Date
					5.0%	10.0%
David A. Dodd	45,000	7%	$11.62	5/15/2009	$177,836	$403,449
Harold W. Ingalls	24,000	4%	11.62	5/15/2009	94,846	215,173
Jeffrey D. Linton	17,500	3%	11.62	5/15/2009	69,158	156,897
David L. Bellitt	48,000	8%	10.62	12/30/2008	173,367	393,311
Sue Sutton-Jones	17,500	3%	11.62	5/15/2009	69,158	156,897

(1)
These options vest at the rate of 25% of the shares covered by the option on each of the first four anniversary dates of the grant of the option, which was May 15, 2003 for Mr. Dodd, Mr. Ingalls, Mr. Linton and Ms. Sutton-Jones and December 30, 2002 for Mr. Bellitt.

(2)
Potential realizable values are based on the fair market value per share on the date of the grant and represent hypothetical gains that could be achieved for the respective options if exercised and sold at the end of the option term for the appreciated price. The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates of appreciation set by the SEC, and are not intended to forecast possible future appreciation, if any, of Serologicals' Common Stock price. There can be no assurance that such potential realizable values will not be more or less than that indicated in the table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information with respect to (1) each exercise of options by the Named Executive Officers during fiscal 2003, (2) the number of unexercised options held by each of the Named Executive Officers who held options as of December 28, 2003 and (3) the value of unexercised in-the-money options as of December 28, 2003.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At Fiscal Year End Exercisable/Unexercisable (1)
David A. Dodd	—	$—	337,500/157,500	$4,523,344/1,821,431
Harold W. Ingalls	—	—	17,500/41,500	19,075/186,355
Jeffrey D. Linton	20,000	227,026	41,250/51,250	429,200/343,975
David L. Bellitt	—	—	—/48,000	—/382,560
Sue Sutton-Jones	20,000	64,093	5,000/52,500	—/213,775

(1)
Calculated on the basis of the fair market value of $18.22 of the Common Stock on December 26, 2003, minus the per share exercise price.

Equity Compensation Plan Information

        The following table summarizes our equity compensation plan information as of December 28, 2003. Information is included for equity compensation plans approved by Serologicals' shareowners and equity compensation plans not approved by Serologicals' shareowners.

Plan Category	Shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Shares of Common Stock available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)(1)	(c)
Equity compensation plans approved by Serologicals shareowners	2,394,552	(2)	$13.28	1,842,818	(3)
Equity compensation plans not approved by Serologicals shareowners	—		—	489,648	(4)

Totals	2,394,552		$13.28	2,332,466

(1)
This column does not reflect the purchase price of shares to be purchased pursuant to the Serologicals 1996 Employee Stock Purchase Plan or the Serologicals UK share incentive plans.

(2)
Includes options to purchase shares outstanding under the Serologicals 2001 Incentive Stock Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the Serologicals Second Amended and Restated 1994 Omnibus Incentive Plan.

(3)
Includes shares available, as of December 28, 2003, for future issuance under the Serologicals 2001 Incentive Stock Plan; excludes securities reflected in column (a). The Serologicals 2001 Incentive Stock Plan permits Serologicals to issue stock appreciation rights, restricted stock and deferred stock units as well as options. The shares available for future issuance under the Serologicals 2001 Incentive Stock Plan may be issued upon the exercise of such other instruments, to the extent that Serologicals issues such other instruments in the future.

(4)
Consists of shares available for purchase pursuant to the Serologicals 1996 Employee Stock Purchase Plan and the Serologicals UK share incentive plans.

Material Features of Plans Not Approved by Shareowners

        The Serologicals 1996 Employee Stock Purchase Plan is intended to provide Serologicals employees an opportunity to acquire a proprietary interest in Serologicals through the purchase of shares of Common Stock. Employees who desire to participate in the program purchase shares of Common Stock with funds withheld from their paychecks. Each employee who participates in the program may designate the amount to be withheld from his or her paycheck, within limitations specified in the plan. Shares of Common Stock are sold to employees pursuant to the plan at a purchase price equal to 85% of the lower of the closing price on the first or last day of each successive three month purchase period.

        Pursuant to the terms of the Serologicals UK share incentive plans, eligible employees are able to purchase shares of Common Stock through a payroll deduction program. Employees who desire to participate in the UK share incentive plans purchase shares of Common Stock with funds withheld from their paychecks. Each employee who participates in a share incentive plan may designate the amount to be withheld from his or her paycheck, within limitations specified in the plans. Shares of Common Stock are sold to employees pursuant to the plans at a discount from the fair market value, the amount of which depends on the plan pursuant to which the purchases are made. Serologicals may award matching shares to employees who participate in the plans.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Employment Agreements of Named Executive Officers

        In connection with the commencement of Mr. Dodd's employment, Serologicals entered into an employment agreement with him in May 2000 for an initial term of two years. The term of Mr. Dodd's employment agreement will be extended for successive one-year periods unless either he or Serologicals elects to terminate the agreement. Such agreement provides for a current base salary of $388,000 per annum, and eligibility to participate in such bonus and incentive compensation plans of Serologicals, if any, in which other executives of Serologicals are generally eligible to participate. Specifically, Mr. Dodd will be entitled to a bonus equal to 50%-75% of his base salary upon the achievement of the operating goals established by the Board of Directors. Mr. Dodd's agreement also provides for certain insurance, an automobile allowance and other benefits. In addition, pursuant to the agreement, Mr. Dodd received options to purchase up to 450,000 shares of Common Stock, 225,000 of which have an exercise price of $5.00 per share and 225,000 of which have an exercise price of $5.375 per share (none of which had been exercised as of March 31, 2004). These options vest at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Dodd's employment, June 1, 2000. The agreement also provides for participation in certain employee benefit programs of Serologicals. Mr. Dodd's employment by Serologicals will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by Serologicals for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. The agreement also contains non-competition provisions for the period of employment and 12 months thereafter.

        In connection with the commencement of Mr. Ingalls' employment, Serologicals entered into an employment agreement with him in October 2001 for an initial term of one year. The term of Mr. Ingalls' employment agreement will be extended for successive one-year periods unless either he or Serologicals elects to terminate the agreement. The agreement provides for a current base salary of $273,000 per annum and eligibility to participate in such bonus and incentive compensation plans of Serologicals, if any, in which other executives of Serologicals are generally eligible to participate. Specifically, Mr. Ingalls will be entitled to a bonus target equal to 40% of his base salary upon the achievement of the goals established by the President and Chief Executive Officer. In addition, pursuant to the agreement, Mr. Ingalls received options to purchase up to 35,000 shares of Common Stock with an exercise price of $17.50 per share (none of which had been exercised as of March 31, 2004). These options vest at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Ingalls' employment, October 25, 2001. The agreement also provides for participation in certain employee benefit programs of Serologicals. Mr. Ingalls' employment by Serologicals will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by Serologicals for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. Such agreement also contains non-competition provisions for the period of employment and 12 months thereafter.

        In connection with the commencement of Mr. Linton's employment, Serologicals entered into an employment agreement with him in September 2000 for an initial term of one year. The term of Mr. Linton's employment agreement will be extended for successive one-year periods unless either he or Serologicals elects to terminate the agreement. Mr. Linton's agreement was amended in April 2003 when he was appointed as President of Serologicals' Chemicon International subsidiary. The agreement provides for a current base salary of $230,000 per annum and eligibility to participate in such bonus and incentive compensation plans of Serologicals, if any, in which other executives of Serologicals are generally eligible to participate. Specifically, Mr. Linton will be entitled to a bonus target equal to 40% of his base salary upon the achievement of the goals established by the President and Chief Executive

Officer. In addition, pursuant to the agreement, Mr. Linton received options to purchase up to 75,000 shares of Common Stock with an exercise price of $6.75 per share (20,000 of which had been exercised as of March 31, 2004). These options vest at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Linton's employment, September 28, 2000. The agreement also provides for participation in certain employee benefit programs of Serologicals. Mr. Linton's employment by Serologicals will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by Serologicals for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. Such agreement also contains non-competition provisions for the period of employment and 24 months thereafter.

        In connection with the commencement of Mr. Bellitt's employment, Serologicals entered into an employment agreement with him in December 2002 for an initial term of one year. The term of Mr. Bellitt's employment agreement will be extended for successive one-year periods unless either he or Serologicals elects to terminate the agreement. The agreement provides for a current base salary of $250,000 per annum and eligibility to participate in such bonus and incentive compensation plans of Serologicals, if any, in which other executives of Serologicals are generally eligible to participate. Specifically, Mr. Bellitt will be entitled to a bonus target equal to 40% of his base salary upon the achievement of the goals established by the President and Chief Executive Officer. In addition, pursuant to the agreement, Mr. Bellitt received options to purchase up to 48,000 shares of Common Stock with an exercise price of $10.62 per share (none of which had been exercised as of March 31, 2004). These options vest at the rate of 25% per annum, commencing with the first anniversary of the date of Mr. Bellitt's employment, December 30, 2002. The agreement also provides for participation in certain employee benefit programs of Serologicals. Mr. Bellitt's employment by Serologicals will terminate upon his disability or death. His employment may also be terminated for cause. His agreement provides that if his employment is terminated by Serologicals for any reason other than for cause, death or disability, he will continue to receive his current base salary and benefits for a period of one year from the date of such termination. Such agreement also contains non-competition provisions for the period of employment and 12 months thereafter.

        In connection with the commencement of Ms. Sutton-Jones' employment, Serologicals entered into an employment agreement with her in November 2000 for an initial term of one year and subsequent automatic one-year renewals, unless either she or Serologicals elects to terminate the agreement. The agreement provides for a current base salary of $219,450 per annum, and eligibility to participate in such bonus and incentive compensation plans of Serologicals, if any, in which other executives of Serologicals are generally eligible to participate. Specifically, Ms. Sutton-Jones shall be entitled to a bonus target equal to 40% of her base salary upon the achievement of the goals established by the President and Chief Executive Officer. In addition, pursuant to the agreement, Ms. Sutton-Jones received options to purchase up to 40,000 shares of Common Stock with an exercise price of $14.00 per share (20,000 of which had been exercised as of March 31, 2004). These options vest at the rate of 25% per annum, commencing with the first anniversary of the date of Ms. Sutton-Jones' employment, January 2, 2001. The agreement also provides for participation in certain employee benefit programs of Serologicals. Ms. Sutton-Jones' employment by Serologicals will terminate upon her disability or death. Her employment may also be terminated for cause. Her agreement provides that if her employment is terminated for any reason other than for cause, death or disability, she will continue to receive her current base salary and benefits for a period of one year from the date of such termination. The agreement also contains non-competition provisions for the period of employment and 24 months thereafter.

Change-of-Control Severance Policy

        In July 2003, the Board adopted a change-of-control severance policy that applies to each of the Named Executive Officers and to each of the Vice Presidents of Serologicals. Pursuant to the plan, a change-of-control occurs upon

  •
  the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of Serologicals or a subsidiary or (2) a person who acquires such securities directly from Serologicals in a privately-negotiated transaction such that, as a result of such acquisition, such person, entity or group either (x) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 35% of our outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (y) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board;

  •
  a change in the composition of the Board such that a majority of the members of the Board are not directors who (1) were members of the Board on the date that was 24 months prior to the date the composition of the Board is determined or (2) were nominated for election or elected to the Board with the affirmative vote of a majority of the directors who were members of the Board on such date at the time of such nomination or election;

  •
  our shareowners approve a merger or consolidation of Serologicals with any other business entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation; or

  •
  our shareowners approve a plan of complete liquidation of Serologicals or an agreement for the sale or disposition by Serologicals of (in one or more transactions) all or substantially all of our assets.

A majority of the directors who were members of the Board on the date that was 24 months prior to the date that the occurrence of a change of control is determined have the right to determine that any transaction of the type described above does not result in a change of control.

        The plan provides for Serologicals' payment of the financial benefits described below in cash in a lump sum to a covered executive if, at any time within 18 months following a change-of-control, Serologicals terminates the executive's employment without cause or the executive terminates his or her employment for "good reason." The term "good reason" is defined in the plan to mean

  •
  a material reduction in the covered executive's job functions, duties or responsibilities, or a change in the executive's reporting relationships that has a material and adverse effect on the status of the executive's job functions, duties or responsibilities;

  •
  any material reduction in the executive's base salary, target bonus or maximum bonus opportunity;

  •
  absent the executive's consent, a required relocation of the executive of more than 35 miles from the executive's primary place of business as of the date of the change-of-control or a significant increase in required travel by the executive;

  •
  the failure of any business entity with which Serologicals merges or consolidates, or to which Serologicals sells all or substantially all of its assets, to assume Serologicals' obligations to the executive pursuant to the plan; or

  •
  any material breach of any of Serologicals' obligations to the executive pursuant to the plan.

        The financial benefits payable to an executive following a termination of his or her employment under the circumstances described above are

  •
  the executive's base salary earned through the date of employment termination, but not previously paid;

  •
  reimbursement of business expenses incurred by the executive through the date of termination;

  •
  a pro rata portion of the executive's annual target bonus based on the number of days elapsed in the year in which the termination occurs;

  •
  two times (three times in the case of our President and Chief Executive Officer) the executive's highest annual rate of base salary during the 18-month period prior to the termination date;

  •
  two times (three times in the case of our President and Chief Executive Officer) the greater of (1) the executive's annual target bonus for the fiscal year in which the termination occurs and (2) the executive's annual bonus earned for the fiscal year immediately preceding the fiscal year in which the termination occurs; and

  •
  two times (three times in the case of our President and Chief Executive Officer) the average of the matching and profit sharing contributions, if any, allocated to the executive's account under our 401(k) plan for the three years prior to the change of control.

        The executive is also entitled to paid medical, disability and life insurance benefit coverage comparable to the coverage provided by Serologicals immediately prior to the change-of-control for a period of two years following the date of employment termination and to certain outplacement services. Upon termination under the circumstances described above, all unvested stock options, stock appreciation rights, restricted stock, deferred stock units and other stock-based awards possessed by the executive will immediately vest and become immediately exercisable, unless the agreement documenting the award provides otherwise or such awards are assumed or replaced by the continuing or acquiring company.

        If the payments or benefits described above are subject to an excise tax pursuant to provisions of the United States Internal Revenue Code that apply to "parachute payments," Serologicals may, depending on the amount of the payments that are subject to the excise tax, either reduce the amount of the payments to prevent the application of the excise tax to them or pay the executive an amount sufficient to pay the excise tax and any federal, state and local income tax and social security or other employment tax, and any excise tax on such payment, together with any interest or penalties assessed on the executive if such interest or penalties are attributable to Serologicals' failure to comply with its excise-tax payment obligations to the executive or applicable law.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

        Pursuant to its written charter, the Compensation and Personnel Committee of the Board of Directors establishes and reviews Serologicals' arrangements and programs for compensating its officers, including the Named Executive Officers, and all compensation-related arrangements involving Serologicals' stock or stock options. The Compensation and Personnel Committee is composed entirely of non-employee directors who are independent, as determined by the Board, within the meaning of the applicable stock exchange listing standards. The Chief Executive Officer and other members of the senior management team have responsibility for administering the overall compensation program approved by the Compensation and Personnel Committee.

        The Compensation and Personnel Committee has furnished the following report on executive compensation for fiscal 2003:

Executive Compensation Policy

        The philosophy adopted by the Committee provides that compensation realized by executives should generally reflect the individual skills and contributions of the executive, as well as Serologicals' overall performance against its business plan and changes in shareowner value. The basic objectives of Serologicals' executive compensation program include:

  •
  Attracting and retaining highly-skilled, performance-oriented executives,

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  Linking compensation opportunity to achievement of Serologicals' short- and long-term financial and strategic goals,

  •
  Creating commonality of interest between management and shareowners by tying realized compensation directly to changes in shareowner value, and

  •
  Maximizing the financial efficiency of the overall program from a tax, accounting, and cash flow perspective.

In support of the above objectives, based upon the recommendations of the Compensation and Personnel Committee, Serologicals has established a four-part executive compensation program that includes the following elements:

  •
  base salary,

  •
  annual incentive bonus,

  •
  long-term incentives, and

  •
  benefits and perquisites.

        On an annual or otherwise periodic basis, Serologicals will test the overall program, including targeted compensation levels, to ensure reasonable compliance with the philosophy as described herein.

Base Salary

  Individual Salary Levels and Philosophy

        On average, base salaries should be targeted to the median of competitive practice. The median is defined as the 50th percentile of market practice among a peer group of comparable companies. Individual salaries will range around the median based on the following factors:

  •
  the individual skills and experience of the incumbent and

  •
  the difficulty of replacing the incumbent and importance of the position to Serologicals.

        Salaries may exceed market median rates for those whose skills are superior to typical executives with similar responsibilities or for those who hold positions that are uniquely important to Serologicals. For certain key management positions in which Serologicals must ensure the highest level of talent and performance, Serologicals will target the 75th percentile. Conversely, salaries may lag median market rates for those who are new to a job or who hold positions of lesser importance.

        To avoid increased fixed costs, extraordinary accomplishments or contributions should generally be recognized through annual incentive payouts, rather than through salary increases. Exceptions are acceptable for incumbents whose salary falls below targeted levels.

  Aggregate Increases

        Aggregate increases for employees should be managed to fall within an annual budget that takes into consideration:

  •
  competitive practice among Serologicals' peer group, as well as general industry practice,

  •
  Serologicals' financial performance in the prior year and expectations for the coming year, and

  •
  the impact that increased fixed costs will have on the ability to meet the annual operating plan.

Annual Incentives

        Annual incentives should be targeted to approximate the market median for most positions. As a result, annual cash compensation (base salary plus incentive) should fall at or near the market median if Serologicals meets its objectives, and at or near the 75th percentile for exceptional performance. Conversely, annual compensation should fall below median if Serologicals fails to meet its objectives. For certain key management positions, annual cash compensation should be targeted to the 75th percentile. In these cases, extraordinary performance may result in actual annual compensation at the 90th percentile or above.

        Principles governing the design of the annual incentive plans include:

  •
  the metrics must be tied to key indicators of Serologicals' success,

  •
  the performance goals must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance,

  •
  the metrics must be simple to understand and controllable by employees participating in the plan, and

  •
  payouts should reflect the performance of Serologicals as well as the individual executive.

Long-Term Incentive Plans

        Long-term incentive ("LTI") should be delivered primarily in the form of equity. In general, LTI should be targeted to approximately the market median so that when combined with salary and bonus opportunity, total direct compensation falls at approximately median or 75th percentile market levels, in special situations depending on the targeted annual cash compensation opportunity.

        Principles governing the design of long-term incentive plans include:

  •
  performance periods should stretch over multiple fiscal years to create balance between short- and long-term objectives,

  •
  LTI should function to (1) align executive and shareowner interests and (2) enhance focus on the creation of shareowner value,

  •
  the portion of an executive's total compensation opportunity attributable to LTI should increase with increasingly higher levels of responsibility,

  •
  awards should support long-term retention of key contributors through vesting and other benefit provisions, and

  •
  aggregate annual share usage in employee equity plans should be carefully managed to avoid excessive levels of potential shareowner dilution.

        The primary vehicle for delivering long-term incentives should be stock options. The reasons for this include:

  •
  options create the strongest alignment with shareowner interests, since value is delivered only in the event of share price appreciation,

  •
  as a result of their favorable tax and accounting treatment, options are the most financially efficient way to deliver compensation,

  •
  options provide strong retention even after vesting, since opportunity to exercise the award is generally contingent on continued service with Serologicals, and

  •
  options are simple to communicate and flex with changes in Serologicals' overall business strategy.

        Other long-term incentive awards, such as restricted stock, should generally be used for special purposes, such as payment of sign-on bonuses to new hires, recognition of special accomplishments, or other unique events. As Serologicals grows and matures, the use of restricted stock and other full-value awards may become more appropriate and should be considered within the context of Serologicals' changing business strategy.

Benefits and Perquisites

        The following principles apply to design and delivery of benefits and perquisites:

  •
  Executives should participate in all of the broad-based benefit plans available to employees in general, at equivalent opportunity levels. To the extent that government restrictions limit the ability of executives to participate in a consistent manner with other employees, Serologicals should adopt special "restoration" plans.

  •
  Serologicals should provide other special benefits that are typically available to executives in the competitive market, but only to the extent that such benefits are (1) reasonable in cost, (2) simple to administer, and (3) supportive of Serologicals' overall business and human resource strategies. These benefits should enhance the overall competitiveness of the executive compensation program, and support the attraction and retention of highly skilled executives. Serologicals should avoid non-performance-based perquisites that are costly or fail to support the business plan.

Executive Stock Ownership

        Serologicals' policy is to encourage retention of Common Stock and Common Stock equivalents delivered to Serologicals' executives through the overall compensation program. Retention of equity is critical to Serologicals' ability to create commonality of interest between management and shareowners by tying the value of compensation already paid to future changes in shareowner value. Accumulation of equity, therefore, functions to encourage a partnership-like environment in which executives behave like owners, rather than employees.

        In support of this objective, Serologicals has adopted a share-ownership guideline pursuant to which increasingly higher levels of ownership are recommended based on the degree to which executives are responsible for development and execution of Serologicals' business strategy. The guideline applies to all officers and outside directors. Pursuant to the guideline, officers and directors are expected to reach the following ownership levels within five years of adoption of the guidelines or employment, as applicable.

Recommended Ownership Levels

Position	Ownership Target as a Percent of Salary/Retainer
CEO	300%
VPs	200%
Directors	500%

Compensation of the Chief Executive Officer

        Part of Mr. Dodd's compensation is determined based on an employment agreement entered into between Serologicals and him in May 2000. That agreement provides for an annual base salary, incentive compensation of 50% to 75% of base salary upon the achievement of operating goals established by the Board of Directors and an automobile allowance. In connection with the commencement of his employment, Mr. Dodd was also granted stock options to purchase 450,000 shares of Common Stock. In determining the terms of Mr. Dodd's agreement, the Compensation and Personnel Committee relied, in part, on the advice of the Committee's external compensation consultant with respect to the market for chief executive officer compensation for a corporation like Serologicals.

        In 2003, Mr. Dodd received a base salary of $384,461. He also received an annual incentive cash bonus of $97,000 ($9,700 of which Mr. Dodd elected to defer and take in Common Stock), which amounted to 10% of his annual incentive bonus. Mr. Dodd's annual incentive cash bonus awarded by the Board of Directors was based upon the Corporation's achievement of key operational and strategic objectives that included significant performance improvements in manufacturing operations during 2003; the acquisition, integration and financial performance of Chemicon International; and the divestiture of the Therapeutic Plasma business. Mr. Dodd was also granted stock options to purchase 45,000 shares of Common Stock with an exercise price of $11.62 per share.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the annual tax deduction for applicable remuneration paid to Serologicals' Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation and Personnel Committee does not believe that the compensation to be paid to Serologicals' executives will exceed the deduction limit set by Section 162(m).

Compensation and Personnel Committee

Lawrence E. Tilton, Chairman
Ronald G. Gelbman
Gerard M. Moufflet

The foregoing report of the Compensation and Personnel Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, unless Serologicals specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Performance Graph

        The graph below compares the cumulative total return on the Common Stock from December 27, 1998 through December 28, 2003 with the cumulative total return of the Nasdaq Stock Market Total Return Index and the Nasdaq Biotech Stock Index. Cumulative total return values were calculated assuming an investment of $100 on December 27, 1998 and reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SEROLOGICALS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

*
$100 invested on 12/27/98 in stock or on 12/31/98 in index, including reinvestment of dividends.

Total Return Analysis

Investment Date	Nasdaq Biotech Stock Index	The Nasdaq Stock Market	Serologicals Corporation
12/27/98	100.00	100.00	100.00
12/26/99	226.87	190.62	23.84
12/31/00	291.54	127.67	55.79
12/30/01	245.15	70.42	80.19
12/29/02	150.17	64.84	39.04
12/28/03	220.05	91.16	67.48

        The performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or Exchange Act, unless Serologicals specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT AUDITORS

        The Audit Committee has retained Deloitte & Touche LLP to serve as Serologicals' independent auditors for fiscal 2004. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

        The following table sets forth the aggregate fees paid or accrued by Serologicals for the audit and other services provided by Deloitte & Touche LLP for fiscal 2003 and 2002.

	2003	2002
Audit Fees (1)	$503,000	$240,000
Audit-Related Fees (2)	89,000	76,000
Tax Fees (3)	16,000	—

	$608,000	$316,000

(1)
Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees paid or accrued during fiscal 2003 included approximately $125,000 attributable to the re-audit of fiscal 2001.

(2)
Audit-related fees consisted primarily of accounting consultations and other attestation services.

(3)
For fiscal 2003, tax fees principally included tax compliance fees of $16,000 incurred by our foreign subsidiaries.

        Serologicals paid no other fees to Deloitte & Touche LLP during fiscal 2002 and fiscal 2003. The Audit Committee does not have a pre-approval policy with respect to any categories of fees that may be paid to our independent auditors and, therefore, approves in advance all fees to be paid to Deloitte & Touche LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        Pursuant to its written charter, the Audit Committee oversees Serologicals' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Deloitte & Touche LLP, Serologicals' independent accountants, are responsible for auditing Serologicals' annual financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent accountants.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 28, 2003 with management and reviewed and discussed with management and the independent auditors the critical accounting policies followed in preparing the financial statements. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In its meetings with representatives of the independent auditors, the Audit Committee asks them to address, and discusses their responses to several questions that the Audit Committee believes are particularly relevant to its oversight. These questions include:

  •
  Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

  •
  Based on the auditors' experience, and their knowledge of Serologicals, do Serologicals' financial statements fairly present to investors, with clarity and completeness, Serologicals' financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

  •
  Based on the auditors' experience, and their knowledge of Serologicals, has Serologicals implemented internal controls and internal audit procedures that are appropriate for Serologicals?

        Serologicals' independent auditors also provided to the Audit Committee written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the auditors' independence from Serologicals and determined they were independent.

        Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Serologicals' Annual Report on Form 10-K for the year ended December 28, 2003, as filed with the SEC.

Audit Committee
Robert J. Clanin, Chairman
Wade Fetzer, III
Gerard M. Moufflet

        The foregoing report of Audit Committee of the Board of Directors shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or Exchange Act, unless Serologicals specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Corporation's executive officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to Serologicals. Based solely on a review of the copies of such reports, Serologicals believes that all of its executive officers and directors complied with all filing requirements applicable to them, except as follows:

  •
  Mr. O'Connell, Dr. Christoffersen, Mr. Clanin and Mr. Tilton received shares of Common Stock in payment of a portion of the compensation due to them as a Director. The Forms 4 reporting the issuance of such shares to them were filed late because the meetings with respect to which they earned the compensation were not reported to the person responsible for the filings in time to permit timely filings. The following table presents the number of late reports and the number of late transactions reported for Mr. O'Connell, Dr. Christoffersen, Mr. Clanin and Mr. Tilton related to shares of Common Stock received as payment of a portion of the compensation due to them as a Director:

	Number of Late Reports	Number of Late Transactions	Number of Shares
Mr. O'Connell	4	12	3,253
Dr. Christoffersen	4	8	1,072
Mr. Clanin	1	1	1,215
Mr. Tilton	1	1	1,511
  •
  In May 2003, the Board awarded annual option grants to all our executive officers and directors, effective as of May 15, 2003. The Forms 4 related to options granted to all executive officers and directors were filed late because the details of the grants were not reported to the person responsible for the filings in time to permit timely filings.

  •
  On November 25, 2003, Ms. Sutton-Jones exercised 20,000 stock options and sold 20,000 shares of Common Stock. The Form 4 reporting these transactions was filed on December 1, 2003.

  •
  In December 2003, Mr. Ingalls received 1,136 restricted stock units. The Form 4 reporting the issuance of these restricted shares was recorded on Mr. Ingalls Form 5 filed on February 2, 2004.

SEROLOGICALS CORPORATION

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PROXY	This Proxy is Solicited on Behalf of the Board of Directors of	PROXY

SEROLOGICALS CORPORATION

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareowners and Proxy Statement, each dated April 7, 2004, and does hereby appoint Harold W. Ingalls and Philip A. Theodore or either of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock of Serologicals Corporation (the "Corporation") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareowners of the Corporation to be held at 8:00 a.m., local time, on May 2, 2004 at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareowner(s). If no direction is made, it will be voted FOR the election of the nominees for director named herein.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side of this Proxy Card. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZSRO51
☒	Please mark votes as in this example.	#SRO

SEROLOGICALS CORPORATION

1.	Election of Directors				2.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Meeting or any adjournment(s) thereof.
(01) Ralph E. Christoffersen, Ph.D
(02) Desmond H. O'Connell, Jr.
(03) George M. Shaw, M.D., Ph.D.
	FOR ALL NOMINEES	☐	☐	WITHHOLD FROM ALL NOMINEES
☐	For all nominees except as noted above
					Mark box at right if you intend to attend the Annual Meeting of Shareowners.	☐
					Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐
Please be sure to sign and date this Proxy.
Signature:	Date:	Signature:	Date:

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROPOSAL TO ELECT DIRECTORS
NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2007 (CLASS 3)
DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING
CORPORATE GOVERNANCE AND BOARD MATTERS
SECURITY OWNERSHIP OF CERTAIN SHAREOWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION AND PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG SEROLOGICALS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX
INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE